EXHIBIT 99.1

ADMINISTAFF ANNOUNCES SECOND QUARTER RESULTS

•	Paid worksite employee growth resumes, increasing 2.3% sequentially
•	Gross profit per worksite employee per month exceeds expectations and increases 2.3% over Q2 2009
•	Working capital increases to $144 million

HOUSTON – Aug. 2, 2010 – Administaff, Inc. (NYSE: ASF), a leading provider of human resources services for small and medium-sized businesses, today reported results for the second quarter and six months ended June 30, 2010.  For the second quarter, the company reported net income of $5.1 million, or $0.20 per diluted share, compared to $5.4 million and $0.22 per diluted share in 2009.  For the six months ended June 30, 2010, the company had net income of $7.4 million, or $0.29 per diluted share, compared to $13.6 million and $0.54 in 2009.

 “We are pleased with our continued recovery and the resiliency of our business model reflected in our second quarter results,” said Paul J. Sarvadi, Administaff chairman and chief executive officer.  “Our strong financial position allows us to invest in organic growth of our core business and be opportunistic in adding new revenue and income streams in spite of the weak economic climate.”

Second Quarter Results

Revenues for the second quarter of 2010 increased 2.0% over the 2009 period due to a 5.1%, or $63 increase in revenues per worksite employee per month, offset by a 2.9% decrease in the average number of worksite employees paid per month.

The average gross profit per worksite employee per month increased 2.3% to $226 in the second quarter of 2010 from $221 in the 2009 period.  The average gross profit per worksite employee per month was $17 higher than expected, due primarily to a smaller than expected deficit from benefits of $6, and contributions of $5 from payroll taxes, $3 from workers’ compensation, and $1 from additional service fees. Gross profit decreased less than 1.0% to $71.4 million compared to the second quarter of 2009.

“During the quarter, we effectively implemented appropriate price increases to offset the higher costs associated with COBRA participants, while maintaining high client retention levels,” said Richard G. Rawson, president.  “In addition, we have continued to experience lower incident and severity rates in our workers’ compensation program reflecting success in our safety and claims management programs.”

Operating expenses decreased 0.9% to $62.8 million compared to the second quarter of 2009, as reductions in salary and compensation costs and depreciation expense more than offset an increase in marketing costs.

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Administaff, Inc.

Year-to-Date Results

Year-to-date revenues were $870.1 million, a 0.4% increase over the 2009 period.  Gross profit for the six months ended June 30, 2010, decreased 7.4% to $144.0 million.  The average gross profit per worksite employee per month decreased 2.1% compared to the 2009 period to $230.

Year-to-date operating expenses decreased 1.7% to $131.7 million.  On a per worksite employee per month basis, operating expenses increased 3.9% over the 2009 period.  As a result, operating income for the six months ended June 30, 2010, was $12.3 million compared to $21.5 million in the 2009 period.

Working capital increased by $16.6 million during the first half of the year to $144.3 million at June 30, 2010.  During this period, EBITDA totaled $20.3 million and the company returned $9.2 million to shareholders, including share repurchases of $2.4 million and dividends of $6.8 million.  Additionally, the company received a scheduled return of $15.6 million in excess funding from its workers’ compensation program during the second quarter of 2010.

“Working capital increased significantly during the quarter on strong cash flow and the receipt of the expected reimbursement from our workers’ compensation program,” said Douglas S. Sharp, senior vice-president of finance, chief financial officer and treasurer.  “Our strong balance sheet and liquidity have allowed us to close on acquisition opportunities and pursue our adjacent business strategy, while continuing to invest in the growth of our core PEO offering.”

Administaff will be hosting a conference call today at 10 a.m. ET to discuss these results, give guidance for the third quarter and full year 2010 and answer questions from investment analysts.  To listen in, call 877-651-0053 and use conference i.d. number 87566940.  The call will also be webcast at http://www.administaff.com.  To access the webcast, click on the Investor Relations section of the website and select “Live Webcast.”  The conference call script and company guidance will be available at the same website later today.  A replay of the conference call will be available at 800-642-1687, conference i.d. 87566940, for one week.  The webcast will be archived for one year.

Administaff is the nation’s leading professional employer organization (PEO), serving as a full-service human resources department that provides small and medium-sized businesses with administrative relief, big-company benefits, reduced liabilities and a systematic way to improve productivity.  The company operates 51 sales offices in 24 major markets. For additional information, visit Administaff’s website at http://www.administaff.com.

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Administaff, Inc.

The statements contained herein that are not historical facts are forward-looking statements within the meaning of the federal securities laws (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934).  You can identify such forward-looking statements by the words “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “likely,” “possibly,” “probably,” “goal,” “objective,” “target,” “assume,” “outlook,” “guidance,” “predicts,” “appears,” “indicator” and similar expressions.  Forward-looking statements involve a number of risks and uncertainties.  In the normal course of business, Administaff, Inc., in an effort to help keep our stockholders and the public informed about our operations, may from time to time issue such forward-looking statements, either orally or in writing.  Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, or projections involving anticipated revenues, earnings, unit growth, profit per worksite employee, pricing, operating expenses or other aspects of operating results.  We base the forward-looking statements on our expectations, estimates and projections at the time such statements are made.  These statements are not guarantees of future performance and involve risks and uncertainties that we cannot predict.  In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate.  Therefore, the actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are: (i) changes in general economic conditions; (ii) regulatory and tax developments and possible adverse application of various federal, state and local regulations; (iii) the ability to secure competitive replacement contracts for health insurance and workers’ compensation contracts at expiration of current contracts; (iv) increases in health insurance costs and workers’ compensation rates and underlying claims trends, health care reform, financial solvency of workers’ compensation carriers and other insurers, state unemployment tax rates, liabilities for employee and client actions or payroll-related claims; (v) failure to manage growth of our operations and the effectiveness of our sales and marketing efforts; (vi) changes in the competitive environment in the PEO industry, including the entrance of new competitors and our ability to renew or replace client companies; (vii) our liability for worksite employee payroll and benefits costs; (viii) our liability for disclosure of sensitive or private information; (ix) our ability to integrate future acquisitions; and (x) an adverse final judgment or settlement of claims against Administaff.  These factors are discussed in further detail in Administaff’s filings with the U.S. Securities and Exchange Commission.  Any of these factors, or a combination of such factors, could materially affect the results of our operations and whether forward-looking statements we make ultimately prove to be accurate.

Except to the extent otherwise required by federal securities law, we do not undertake any obligation to update our forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information
(in thousands, except per share amounts and statistical data)

	June 30,	December 31,
	2010	2009
	(Unaudited)
Assets
Cash and cash equivalents	$169,382	$227,085
Restricted cash	37,744	36,436
Marketable securities	40,949	6,037
Accounts receivable	177,042	122,592
Prepaid insurance and other current assets	30,025	20,801
Income taxes receivable	3,333	2,692
Deferred income taxes	—	2,578
Total current assets	458,475	418,221

Property and equipment, net	77,512	81,174
Deposits	57,816	67,529
Other assets	13,947	9,546
Total assets	$607,750	$576,470

Liabilities and Stockholders’ Equity
Accounts payable	$1,327	$1,857
Payroll taxes and other payroll deductions payable	78,103	127,597
Accrued worksite employee payroll expense	152,687	93,138
Accrued health insurance costs	10,929	6,374
Accrued workers’ compensation costs	39,073	37,049
Other accrued liabilities	29,535	24,579
Deferred income taxes	2,559	—
Total current liabilities	314,213	290,594

Accrued workers’ compensation costs	54,474	52,014
Deferred income taxes	8,978	10,702
Total noncurrent liabilities	63,452	62,716

Stockholders’ equity:
Common stock	309	309
Additional paid-in capital	136,584	138,551
Treasury stock, cost	(127,498)	(135,712)
Accumulated other comprehensive income	39	3
Retained earnings	220,651	220,009
Total stockholders’ equity	230,085	223,160
Total liabilities and stockholders’ equity	$607,750	$576,470

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended June 30,			Six months ended June 30,
	2010	2009	Change	2010	2009	Change

Operating results:
Revenues (gross billings of $2.354 billion, $2.343 billion, $4.830 billion and $4.901 billion, less worksite employee payroll cost of $1.942 billion, $1.939 billion, $3.960 billion and $4.035 billion, respectively)	$412,418	$404,312	2.0%	$870,080	$866,291	0.4%
Direct costs:
Payroll taxes, benefits and workers’ compensation costs	341,061	332,345	2.6%	726,038	710,763	2.1%
Gross profit	71,357	71,967	(0.8)%	144,042	155,528	(7.4)%
Operating expenses:
Salaries, wages and payroll taxes	34,505	35,644	(3.2)%	73,692	74,296	(0.8)%
Stock-based compensation	2,410	2,911	(17.2)%	4,178	5,697	(26.7)%
General and administrative expenses	14,634	14,228	2.9%	32,128	32,000	0.4%
Commissions	2,818	2,896	(2.7)%	5,605	6,169	(9.1)%
Advertising	4,698	3,439	36.6%	8,575	7,425	15.5%
Depreciation and amortization	3,723	4,244	(12.3)%	7,534	8,439	(10.7)%
Total operating expenses	62,788	63,362	(0.9)%	131,712	134,026	(1.7)%
Operating income	8,569	8,605	(0.4)%	12,330	21,502	(42.7)%
Other income (expense):
Interest income	255	345	(26.1)%	458	917	(50.1)%
Other, net	—	13	(100.0)%	—	20	(100.0)%
Income before income tax expense	8,824	8,963	(1.6)%	12,788	22,439	(43.0)%
Income tax expense	3,706	3,578	3.6%	5,371	8,888	(39.6)%
Net income	$5,118	$5,385	(5.0)%	$7,417	$13,551	(45.3)%
Diluted net income per share of common stock	$0.20	$0.22	(9.1)%	$0.29	$0.54	(46.3)%
Diluted weighted average common shares outstanding	25,666	25,039		25,483	24,942

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
	2010	2009	Change	2010	2009	Change

Statistical data:
Average number of worksite employees paid per month	105,359	108,551	(2.9)%	104,184	110,147	(5.4)%
Revenues per worksite employee per month (1)	$1,305	$1,242	5.1%	$1,392	$1,311	6.2%
Gross profit per worksite employee per month	226	221	2.3%	230	235	(2.1)%
Operating expenses per worksite employee per month	199	195	2.1%	211	203	3.9%
Operating income per worksite employee per month	27	26	3.8%	20	33	(39.4)%
Net income per worksite employee per month	16	17	(5.9)%	12	21	(42.9)%

(1)	Gross billings of $7,450, $7,196, $7,726 and $7,416 per worksite employee per month, less payroll cost of $6,145, $5,954, $6,334 and $6,105 per worksite employee per month, respectively.

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

GAAP to Non-GAAP Reconciliation Tables

	Three months ended			Six months ended
	June 30,			June 30,
	2010	2009	Change	2010	2009	Change

Payroll cost (GAAP)	$1,942,142	$1,939,150	0.2%	$3,959,675	$4,034,904	(1.9)%
Less: Bonus payroll cost	91,984	101,753	(9.6)%	321,489	317,625	1.2%
Non-bonus payroll cost	$1,850,158	$1,837,397	0.7%	$3,638,186	$3,717,279	(2.1)%

Payroll cost per worksite employee (GAAP)	$6,145	$5,954	3.2%	$6,334	$6,105	3.8%
Less: Bonus payroll cost per worksite employee	291	312	(6.7)%	514	481	6.9%
Non-bonus payroll cost per worksite employee	$5,854	$5,642	3.8%	$5,820	$5,624	3.5%

Non-bonus payroll cost represents payroll cost excluding the impact of bonus payrolls paid to the company’s worksite employees.  Bonus payroll cost varies from period to period, but has no direct impact to the company’s ultimate workers’ compensation costs under the current program.  As a result, Administaff management refers to non-bonus payroll cost in analyzing, reporting and forecasting the company’s workers’ compensation costs.

	Three months ended			Six months ended
	June 30,			June 30,
	2010	2009	Change	2010	2009	Change
Net income (GAAP)	$5,118	$5,385	(5.0)%	$7,417	$13,551	(45.3)%
Interest expense	—	6	(100.0)%	—	15	(100.0)%
Income tax expense	3,706	3,578	3.6%	5,371	8,888	(39.6)%
Depreciation and amortization	3,723	4,244	(12.3)%	7,534	8,439	(10.7)%
EBITDA	$12,547	$13,213	(5.0)%	$20,322	$30,893	(34.2)%

EBITDA represents net income computed in accordance with generally accepted accounting principles (“GAAP”), plus interest expense, income tax expense, depreciation and amortization expense.  Administaff management believes EBITDA is often a useful measure of the company’s operating performance, as it allows for additional analysis of the company’s operating results separate from the impact of taxes and capital and financing transactions on earnings.

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Administaff, Inc.

Non-bonus payroll and EBITDA are not financial measures prepared in accordance with GAAP and may be different from similar measures used by other companies.  Non-bonus payroll and EBITDA should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Administaff includes non-bonus payroll and EBITDA in this press release because the company believes they are useful to investors in allowing for greater transparency related to the costs incurred under the company’s workers’ compensation program and the company’s operating performance during the periods presented. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures as provided in the tables above.

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